UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EQUILLIUM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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EQUILLIUM, INC.

2223 Avenida De La Playa, Suite 105

La Jolla, CA 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Equillium, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 11, 2019, at 10:00 a.m. (local time) at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA  92121, for the following purposes:

1.	To elect the two Class I directors named herein to hold office until the 2022 annual meeting of stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.
3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 18, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to Be Held on June 11, 2019 at 10:00 a.m. (local time) at the offices of

Cooley LLP, 4401 Eastgate Mall, San Diego, CA  92121.

The proxy statement and annual report to stockholders are available at www.equilliumbio.com

By Order of the Board of Directors,

Daniel M. Bradbury
Chief Executive Officer

La Jolla, California

April 25, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

EQUILLIUM, INC.

2223 Avenida De La Playa, Suite 105

La Jolla, CA 92037

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Equillium, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Equillium”) is soliciting your proxy to vote at the 2019 annual meeting of stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 25, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, June 11, 2019, at 10:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA  92121. Directions to the Annual Meeting may be found at http://goo.gl/maps/6G7tFuZNgAS2. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 18, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 17,376,236 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 18, 2019, your shares were registered directly in your name with Equillium’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 18, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the two Class I directors named herein to hold office until the 2022 annual meeting of stockholders; and
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Proposal 2: Ratification of the selection by the Audit Committee of the Board of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	TO VOTE IN PERSON: You may come to the Annual Meeting and we will give you a ballot when you arrive.
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TO VOTE BY PHONE: To vote over the telephone, dial toll-free 855-680-7102 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 10, 2019 to be counted.

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TO VOTE BY INTERNET: To vote through the internet, you may complete an electronic proxy card at www.proxypush.com/EQ. You will be asked to provide the control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on June 10, 2019 to be counted. We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

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TO VOTE BY PROXY CARD: To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope we have provided or return it to: Proxy Tabulator for Equillium, Inc., P.O. Box 8016, Cary, NC 27512-9903.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Equillium. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your brokerage firm, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 18, 2019.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all two nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion.  In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the NYSE has advised us that Proposal 1 is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, the NYSE has advised us that Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

Equillium will pay for the entire cost of soliciting proxies. In addition to these proxy materials, Equillium’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks or other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each proxy card in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Equillium’s Secretary at 2223 Avenida de la Playa, Suite 105, La Jolla, CA 92037.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 27, 2019, to the attention of the Secretary of Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, CA 92037. If you wish to submit a proposal (including a director nomination) that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between February 12, 2020 and March 13, 2020. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the brokerage firm, bank or other agent holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

•

To be approved, Proposal 2, the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2019, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold the Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 17,376,236 shares outstanding and entitled to vote. Thus, the holders of 8,688,119 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available at www.equilliumbio.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two Class I directors whose term of office expires in 2019: Stephen Connelly, Ph.D. and Bala S. Manian, Ph.D. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Dr. Connelly and Dr. Manian, each current directors of the Company, were each recommended for reelection to the Board by the Nominating and Corporate Governance Committee of the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2022 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting.  We did not hold an annual meeting of stockholders in 2018.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Connelly and Dr. Manian. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Company. Each of Dr. Connelly and Dr. Manian has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Nominating and Corporate Governance Committee also takes into account geographic, gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting

Stephen Connelly, Ph.D., 37, has served as our Chief Scientific Officer since January 2018 and as a member of our Board since March 2017. Dr. Connelly is a co-founder of Equillium and served as a consultant from March 2017 until January 2018. Dr. Connelly has served as a principal at BioMed Ventures, an investment firm owned by BioMed Realty, LP, since March 2016. From March 2014 to March 2016, Dr. Connelly served as the Director of Business Development and Therapeutic Alliances at aTyr Pharma, Inc., a publicly-held biotechnology company. Prior to that, Dr. Connelly was a Senior Scientist at The Scripps Research Institute from March 2012 to March 2014, where he worked on multiple drug discovery projects spanning different therapeutic areas. Dr. Connelly has broad experience in conducting novel and innovative research and has published over 30 original scientific papers and patents. Dr. Connelly received a B.S. in Medicinal Chemistry and a Ph.D. in Biological Chemistry from the University of Exeter, United Kingdom, and an M.B.A. from the Rady School at University of California, San Diego.

Our Nominating and Corporate Governance Committee and Board believe that Dr. Connelly’s scientific and research expertise qualify him to serve on our Board.

Bala S. Manian, Ph.D., 73, has served as a member of our Board since May 2017. Dr. Manian has served on the board of directors of Syngene International Ltd., a publicly-held contract research and manufacturing organization based in India, since June 2015. Dr. Manian has served as Chief Executive Officer and chairman of the board of directors of ReaMatrix, Inc., a privately-held biotechnology company, since 2004. Dr. Manian has served as Executive Chairman of LeukoDx Inc., a privately-held biotechnology company, since May 2017. Dr. Manian founded and served as chairman of the board of directors of Lumisys Incorporated, a publicly-held medical systems company, from 1987 to 1994, of Molecular Dynamics, Inc., a publicly-held genetic discovery and analysis company, from 1987 to 1994, and of Biometric Imaging, Inc., a privately-held biotechnology company, from 1993 to 1998. Dr. Manian also co-founded Quantum Dot Corporation and SurroMed Inc. Dr. Manian received a B.S. in Physics from Loyola College, Chennai, a postgraduate level Diploma in Instrumentation from the Madras Institute of Technology, Chennai, an M.S. in Applied Optics from the University of Rochester, and a Ph.D. in Mechanical Engineering from Purdue University.

Our Nominating and Corporate Governance Committee and Board believe that Dr. Manian’s experience in founding, managing, and building companies and scientific and research experience qualify him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2020 Annual Meeting

Charles McDermott, 47, has served as a member of our Board since September 2018. Mr. McDermott has served as Chairman, President and Chief Executive Officer of Primmune Therapeutics, Inc., a privately-held biotechnology company, since March 2019. From September 2017 to May 2018, Mr. McDermott served as President and Chief Business Officer of Impact Biomedicines, Inc., a privately-held biotechnology company. Prior to that, Mr. McDermott served as President and Chief Business Officer of Kala Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, from June 2015 to August 2017. Previously, he served as Interim President and Chief Business Officer of Kala from October 2014 to June 2015 and as Executive Vice President of Business Development of Kala from June 2013 to October 2014. Prior to joining Kala, Mr. McDermott served first as Director and then Vice President of Business Development, Eye Care and Drug Delivery at Allergan plc, a publicly-held global pharmaceutical company, where he worked from April 2005 to May 2013. Prior to joining Allergan, Mr. McDermott held a variety of business development positions at deCODE Genetics, Inc. (now DGI Resolutions, Inc.), a privately-held biopharmaceutical company, from January 2001 to March 2005. Prior to deCODE Genetics, Mr. McDermott was a research scientist in the angiogenesis pharmacology group at Agouron Pharmaceuticals, Inc. Mr. McDermott holds an M.B.A. from the University of San Diego, an M.A. in Molecular, Cellular and Developmental Biology from the University of California at Santa Barbara, a B.S. in Biochemistry and Molecular Biology from the University of California Santa Cruz and a Certificate in Clinical Trial Design and Management from the University of California San Diego Extension.

Our Nominating and Corporate Governance Committee and Board believe that Mr. McDermott is qualified to serve on our Board due to his biopharmaceutical and executive experience.

Bruce D. Steel, 52, has served as our President and as our Chief Business Officer since June 2018 and as a member of our Board since March 2017. Mr. Steel is a co-founder of Equillium. Mr. Steel is the founder and has served as the Managing Director of BioMed Ventures, an investment firm owned by BioMed Realty, LP, since 2010. From 2008 to 2010, Mr. Steel served as the Chief Business Officer at Anaphore, Inc., a privately-held pharmaceutical company. Prior to that, Mr. Steel was co-founder and Chief Executive Officer of Rincon Pharmaceuticals, Inc., a genetic engineering biotechnology company, from 2005 until its acquisition in 2008. Mr. Steel also previously served as the Head of Corporate Development at Ambit Biosciences Corporation from 2002 to 2005. Mr. Steel previously served on the board of directors of Zosano Pharma Corporation, a publicly-held biopharmaceutical company, from 2012 to 2017. Mr. Steel serves on the board of directors of the following privately-held companies: Breathe Technologies, Inc. and Aegea Medical, Inc. Mr. Steel received his B.A. degree from Dartmouth College and M.B.A. degree from the Marshall School of Business at the University of Southern California, and he holds the designation of Chartered Financial Analyst.

Our Nominating and Corporate Governance Committee and Board believe that Mr. Steel is qualified to serve on our Board due to his experience in founding, managing and building companies and investment experience.

Directors Continuing in Office Until the 2021 Annual Meeting

Daniel M. Bradbury, 58, has served as our Chief Executive Officer since June 2018 and as a member and the chairman of our Board since March 2017. Mr. Bradbury is a co-founder of Equillium and served as our President from March 2017 until June 2018. Mr. Bradbury is the founder and has served as the managing member of BioBrit, LLC (“BioBrit”), a life science consulting and investment firm, since September 2012. Mr. Bradbury served as President, Chief Executive Officer and a director of Amylin Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, from March 2007 until Amylin’s acquisition by Bristol-Myers Squibb Company in August 2012. Prior to Amylin, Mr. Bradbury worked in marketing and sales for 10 years at SmithKline Beecham Pharmaceuticals, a privately-held pharmaceutical company. Mr. Bradbury serves on the board of directors of numerous private companies and the following publicly-held companies: Corcept Therapeutics Incorporated (“Corcept”), Geron Corporation (“Geron”) and Intercept Pharmaceuticals, Inc. Mr. Bradbury will not be standing for re-election to the boards of directors of Corcept and Geron and will be ending his term as a director of these companies in June 2019.  Mr. Bradbury previously served on the board of directors of BioMed Realty Trust, Inc., a publicly-held real estate investment trust company, from 2013 to 2016; Illumina, Inc., a publicly-held biotechnology company, from 2004 to 2017; and Syngene International Ltd., a publicly-held science research company, from 2015 to 2016. Mr. Bradbury holds a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

Our Nominating and Corporate Governance Committee and Board believe that Mr. Bradbury’s experience as our Chief Executive Officer and his other executive and board experience, qualifies him to serve as a member of our Board.

Martha J. Demski, 66, has served as a member of our Board since September 2018. From August 2011 to May 2017, Ms. Demski served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc., a privately-held fully-integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center, a non-profit corporation that was engaged in biomedical research prior to voluntarily filing for Chapter 11 bankruptcy in 2009. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a publicly-held biopharmaceutical company, from December 1989 to June 2004. Ms. Demski currently serves as the chair of the board of directors of Chimerix, Inc., a publicly-held biopharmaceutical company, and on the board of directors, as the chair of the audit committee and as a member of the compensation and finance committees, of Adamas Pharmaceuticals, Inc., a publicly-held biotechnology company. Prior to 2018, Ms. Demski was a member of the board of directors, chair of the audit committee and member of the compensation committee, nominating and governance committee, and operating committee of Neothetics, Inc., a publicly-held biotechnology company that merged with Evofem Biosciences, Inc. in 2018. Ms. Demski is a National Association of Corporate Directors Board Governance Fellow. In 2017, she received the Director of the Year in Corporate Governance award by the Corporate Directors Forum. Additionally, Ms. Demski has over 13 years of banking experience with Bank of America. Ms. Demski earned a B.A. from Michigan State University and an M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance.

Our Nominating and Corporate Governance Committee and Board believe that Ms. Demski is qualified to serve on our Board due to her more than 30 years’ experience in the fields of finance and biotechnology as well as her experience as a member of various boards of directors.

Mark Pruzanski, M.D., 51, has served as a member of our Board since September 2018. Dr. Pruzanski is a co-founder and has served as President and Chief Executive Officer and as a member of the board of directors of Intercept Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, since 2002. Dr. Pruzanski has over 20 years of experience in life sciences company management, venture capital and strategic consulting. Prior to co-founding Intercept, Dr. Pruzanski was a venture partner at Apple Tree Partners, an early stage life sciences venture capital firm that he co-founded, and an entrepreneur-in-residence at Oak Investment Partners, a venture capital firm. Dr. Pruzanski is a co-author of a number of scientific publications and is named as an inventor on several patents. Dr. Pruzanski currently serves on the boards of the Emerging Companies Section of the Biotechnology Innovation Organization, a biotechnology-focused trade association, and the Foundation for Defense of Democracies, a non-profit policy institute focusing on foreign policy and national security. Dr. Pruzanski received his M.D. from McMaster University in Hamilton, Canada, a M.A. degree in International Affairs from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy and Washington, D.C., and a bachelor’s degree from McGill University in Montreal, Canada.

Our Nominating and Corporate Governance Committee and Board believe that Dr. Pruzanski is qualified to serve on our Board due to his experience in founding, managing and building life sciences companies as well as his venture capital experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules: Dr. Manian, Mr. McDermott, Ms. Demski and Dr. Pruzanski. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Bradbury, Dr. Connelly and Mr. Steel are not considered independent because they are executive officers of the Company.

BOARD LEADERSHIP STRUCTURE

Our Board is currently chaired by our Chief Executive Officer, Mr. Bradbury. We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose and that a combined Chief Executive Officer and Board Chair is well positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with and knowledge of our company, as is the case with our Chief Executive Officer.  Our Board does not have a lead independent director.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process.  Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met five times and acted by unanimous written consent five times during 2018. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2018.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2018 for each of these committees of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance
Martha J. Demski	X*	X
Bala S. Manian, Ph.D.	X	X*
Charles McDermott	X		X*
Mark Pruzanski, M.D.			X
Total meetings in 2018	1	1	0

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
•	reviewing, on a periodic basis, our investment policy; and
•	reviewing and evaluating, on an annual basis, the performance of the Audit Committee and the Audit Committee charter.

The Audit Committee is composed of three directors: Ms. Demski (chair), Dr. Manian and Mr. McDermott. The Audit Committee met one time during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.equilliumbio.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2018.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act).

The Board has also determined that Ms. Demski qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Demski’s level of knowledge and experience based on a number of factors, including her formal education, prior experience, business acumen and independence.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Martha J. Demski (Chair)

Bala S. Manian, Ph.D.

Charles McDermott

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board is composed of two directors: Dr. Manian (chair) and Ms. Demski. Our Board has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements. The Compensation Committee met one time during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.equilliumbio.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2018.

The Compensation Committee acts on behalf of the Board to review, adopt or recommend to the Board for adoption, and oversee the Company’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;
•	reviewing and making recommendations to the full Board regarding the compensation and other terms of employment of our executive officers;
•

reviewing and approving (or if it deems appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
•

establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisers as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•

reviewing and making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and
•	reviewing and assessing, on an annual basis, the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least three times per year and with greater frequency, if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, to the extent required by SEC and Nasdaq rules, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In January 2019, after taking into account the six factors prescribed by the SEC and Nasdaq described above, the Company engaged Radford, an Aon Hewitt Company, as its compensation consultant. Radford was retained to provide an assessment of the Company’s executive and director compensation programs in comparison to executive and director compensation programs at selected publicly-traded peer companies. As part of its engagement, Radford was requested by the Compensation Committee to develop the peer group of comparative companies and to perform analyses of compensation levels for that group. Radford developed peer group and related recommendations that were presented to the Compensation Committee for its consideration.

The Compensation Committee holds one or more meetings at the end of the year and/or during the first quarter of the year to discuss and make recommendations to the Board for annual compensation adjustments, annual bonuses, annual equity awards, and new corporate performance objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation data from comparative companies, compensation surveys, and recommendations of any compensation consultant, if applicable.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of two directors: Mr. McDermott (chair) and Dr. Pruzanski. Both members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet formally during the fiscal year as this was the first year that the Company was a public company. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.equilliumbio.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2018. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board, consistent with criteria approved by our Board;
•	determining the minimum qualifications for service on our Board;
•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our Board;
•	evaluating nominations by stockholders of candidates for election to our Board;
•	considering and assessing the independence of members of our Board;
•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and assessing on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects candidates for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, California 92037. These communications will be reviewed by the Secretary of Equillium who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.equilliumbio.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2018. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has audited the Company’s financial statements since 2017. Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company by KPMG for the fiscal year ended December 31, 2018 and for the period March 16, 2017 (inception) to December 31, 2017:

	Fiscal Year Ended December 31, 2018	Period March 16, 2017 (Inception) Through December 31, 2017
Audit Fees (1)	$638,989	$60,192
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$638,989	$60,192

(1)

Audit fees consist of fees billed for professional services by KPMG for audit and quarterly review of our financial statements and review of our registration statements and related issuances of consents, and related services that are normally provided in connection with statutory and regulatory filings or engagements. Included in the 2018 audit fees is $338,989 of fees billed in connection with our October 2018 public offering.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2018 financial statements, the Company entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee must pre-approve the audit and non-audit services rendered by the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS

Daniel M. Bradbury, 58, has served as our Chief Executive Officer since June 2018 and as a member and the chairman of our Board since March 2017. For additional information regarding Mr. Bradbury’s industry experience and education, see above under “Directors Continuing in Office Until the 2021 Annual Meeting.”

Bruce D. Steel, 52, has served as our President and as our Chief Business Officer since June 2018 and as a member of our Board since March 2017. For additional information regarding Mr. Steel’s industry experience and education, see above under “Directors Continuing in Office Until the 2020 Annual Meeting.”

Stephen Connelly, Ph.D., 37, has served as our Chief Scientific Officer since January 2018 and as a member of our Board since March 2017. For additional information regarding Dr. Connelly’s industry experience and education, see above under “Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting.”

Jason A. Keyes, 48, has served as our Chief Financial Officer since March 2018. From January 2013 to February 2018, Mr. Keyes held positions of increasing responsibility at Orexigen Therapeutics, Inc., a publicly-held pharmaceutical company which filed a voluntary petition for Chapter 11 bankruptcy in March 2018, most recently as Executive Vice President and Chief Financial Officer. Mr. Keyes held positions of increasing responsibility at Amylin Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, from August 2007 until January 2013, most recently as Senior Director of Finance. Prior to joining Amylin, Mr. Keyes held positions of increasing responsibility in finance and corporate strategy at Amgen Inc., a publicly-held biopharmaceutical company, and Baxter Healthcare Corporation, a publicly-held healthcare company. Mr. Keyes is also a licensed professional engineer and has six years of experience in the environmental engineering industry. Mr. Keyes received his B.S. and M.S. degrees in Civil Engineering from Stanford University and an M.B.A. from the Anderson School at the University of California, Los Angeles.

Krishna R. Polu, M.D., 46, has served as our Chief Medical Officer since August 2018. From February 2018 to August 2018, Dr. Polu served as Interim Chief Executive Officer of Scout Bio, Inc., a privately-held biotechnology company. Dr. Polu founded Expedition Therapeutics, Inc., a privately-held search company, in June 2017 and served as its Chief Executive Officer from June 2017 until August 2018. Dr. Polu also served as an Entrepreneur-in-Residence at Frazier Healthcare Partners, an investment firm, from February 2017 until August 2018. Prior to that, Dr. Polu served as the Chief Medical Officer of Raptor Pharmaceutical Corp., a publicly-held biopharmaceutical company, from January 2015 to December 2016. Dr. Polu also previously served as the Chief Medical Officer of CytomX Therapeutics, Inc., a privately-held biotechnology company, from March 2013 to June 2014. From July 2009 to March 2013, Dr. Polu served as Vice President of Clinical Development at Affymax, Inc., a publicly-held biopharmaceutical company. Prior to Affymax, Inc., Dr. Polu served as the Executive Director, Global Development of Amgen Inc., a publicly-held biotechnology company, from November 2007 to July 2009. Dr. Polu holds a B.A. in Human Biology from Stanford University and a M.D. from University of Texas Health Science Center, San Antonio. Dr. Polu also completed an internal medicine internship and residency at the University of Colorado as well as clinical and research fellowships in nephrology and transplant at Harvard Medical School in a joint program with Brigham and Women’s Hospital and Massachusetts General Hospital.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than Dr. Manian who inadvertently filed a Form 3 one day late.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019 by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of its common stock.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,376,236 shares outstanding on March 31, 2019, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for the following stockholders is: c/o Equillium, Inc., 2223 Avenida De La Playa, Suite 105, La Jolla, CA 92037.

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Greater than 5% stockholders
Biocon SA (1)	2,316,134	13.3%
Entities affiliated with Partner Fund Management, L.P. (2)	1,361,866	7.8%
Victory Capital Management, Inc. (3)	1,232,589	7.1%
Named Executive Officers and Directors
Daniel M. Bradbury (4)	3,711,995	21.4%
Krishna R. Polu, M.D. (5)	208,216	1.2%
Stephen Connelly, Ph.D. (6)	1,293,000	7.4%
Bruce D. Steel (7)	3,711,995	21.4%
Martha J. Demski (8)	23,799	*
Bala S. Manian, Ph.D. (9)	23,799	*
Charles McDermott (10)	23,799	*
Mark Pruzanski, M.D. (11)	23,799	*
All current executive officers and directors as a group (9 persons) (12)	9,169,122	52.1%

*	Less than one percent.
(1)	The address of Biocon SA is c/o BDO SA, Rue de l’Avenir 2, 2800 Delémont, Switzerland.
(2)

Information is based solely on a Schedule13G/A filed with the SEC on February 14, 2019 by entities related with Partner Fund Management L.P. Partner Fund Management, L.P. and Partner Fund Management GP, LLC, reported shared voting power with respect to 1,353,987 shares, Partner Investment Management, L.P. and Partner Investment Management GP, LLC reported shared voting power with respect to 7,879 shares, and Brian D. Grossman and Christopher M. James reported shared voting power with respect to 1,361,866 shares. The address is c/o Partner Fund Management, L.P., Four Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(3)

Information is based solely on a Schedule 13G filed with the SEC on February 4, 2019 by Victory Capital Management, Inc. (“Victory”). The Schedule 13G indicates that Victory has sole voting power with respect to 1,182,329 shares and sole dispositive power with respect to 1,232,589 shares. The address of Victory is 4900 Tiedeman Rd., 4th floor, Brooklyn, OH 44144.

(4)

Consists of (i) 2,969,596 shares of common stock held by BioBrit, of which Mr. Bradbury is the managing member, and (ii) 742,399 shares of common stock held by The Bradbury Family 2009 Irrevocable Trust dated September 1, 2009 (the “Bradbury Trust”).

(5)	Consists of 208,216 shares of common stock that Dr. Polu has the right to acquire from us within 60 days of March 31, 2019 pursuant to the exercise of stock options.
(6)	Consists of 1,293,000 shares of common stock held by Dr. Connelly.

(7)

Consists of (i) 48,495 shares of common stock held by Mr. Steel, (ii) 3,232,500 shares of common stock held by Bruce D. Steel, as trustee of the Steel Family Revocable Trust dated June 5, 2002, and (iii) 431,000 shares of common stock held by Kevin N. Steel, as trustee of the Sierra Kathleen Steel Trust of January 1, 2005.

(8)	Consists of 23,799 shares of common stock held by the Martha J. Demski Trust Dated October 1, 1994, 20,825 of which were subject to right of repurchase by us as of March 31, 2019.
(9)	Consists of 23,799 shares of common stock held by Dr. Manian, 19,337 of which were subject to right of repurchase by us as of March 31, 2019.
(10)	Consists of 23,799 shares of common stock held by the McDermott Family Trust Dated November 25, 2002, 20,825 of which were subject to right of repurchase by us as of March 31, 2019.
(11)	Consists of 23,799 shares of common stock held by Dr. Pruzanski, 20,825 of which were subject to right of repurchase by us as of March 31, 2019.
(12)

Consists of (i) the shares described in Notes (4) through (11) above and (ii) 148,720 shares of common stock held by the Keyes Trust Dated September 10, 2004 and beneficially owned by Jason A. Keyes, our Chief Financial Officer, all of which were subject to right of repurchase by us as of March 31, 2019.

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for the year ended December 31, 2018, which consist of our principal executive officer and our two other most highly compensated executive officers, were:

•	Daniel M. Bradbury, our Chief Executive Officer;
•	Krishna R. Polu, M.D., our Chief Medical Officer; and
•	Stephen Connelly, Ph.D., our Chief Scientific Officer.

Summary Compensation Table

The following table shows the compensation earned by our named executive officers for the fiscal year ended December 31, 2018 and the period March 16, 2017 (inception) through December 31, 2017.

Name and principal position	Year	Salary ($)		Non-equity incentive plan compensation ($)(1)	Option awards ($)(2)	Total ($)
Daniel M. Bradbury (3)	2018	233,333		81,667	—	315,000
Chief Executive Officer
Krishna R. Polu, M.D. (4)	2018	143,750		43,125	2,148,408	2,335,283
Chief Medical Officer
Stephen Connelly, Ph.D. (5)	2018	268,750		105,000	—	373,750
Chief Scientific Officer	2017	30,000	(6)	—	—	30,000

(1)	Amounts shown represent performance bonuses earned in 2018, which were paid in cash in January 2019.
(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2018 computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are described in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)

Mr. Bradbury became our Chief Executive Officer on June 1, 2018.  Accordingly, the salary and non-equity incentive plan compensation amounts listed for Mr. Bradbury for 2018 represent compensation earned from June 1, 2018 through December 31, 2018.  Mr. Bradbury did not receive any compensation from us for services in any capacity prior to June 1, 2018.

(4)

Dr. Polu joined us on August 13, 2018.  Accordingly, the salary and non-equity incentive plan compensation amounts listed for Dr. Polu for 2018 represent compensation earned from August 13, 2018 through December 31, 2018.

(5)	Dr. Connelly joined us on January 1, 2018 as our Chief Scientific Officer.
(6)

Represents fees paid to Dr. Connelly for his consulting services to us during 2017. Dr. Connelly provided scientific and business-related consulting services to us from October 2017 through December 2017 pursuant to a consulting agreement with us effective as of October 16, 2017, which terminated in connection with his commencement as our Chief Scientific Officer in January 2018.

Compensation Program Overview

Our compensation program for executive officers is designed to encourage our management team to continually achieve our short-term and long-term corporate objectives while effectively managing business risks and challenges. We provide what we believe is a competitive total compensation package to our management team through a combination of base salary, an annual performance-based bonus and long-term equity-based incentives.

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by the Compensation Committee of our Board.  The 2018 annual base salaries for our named executive officers are provided below and became effective in connection with each named executive officer’s commencement of employment in 2018:

Name	2018 Base Salary ($)
Daniel M. Bradbury	400,000
Krishna R. Polu, M.D.	375,000
Stephen Connelly, Ph.D.	300,000

In February 2019, the Compensation Committee approved increases in the annual base salaries for Mr. Bradbury to $430,000, Dr. Polu to $400,000 and Dr. Connelly to $375,000.  These increased annual base salaries were effective as of March 1, 2019.

Bonus Compensation

With respect to 2018, our named executive officers were eligible to receive a performance-based bonus pursuant to their respective offer letters based on the attainment of individual and corporate objectives to be determined and approved by us, which offer letters are described below under “—Agreements with our Named Executive Officers.”

Under their respective offer letters, the target bonus opportunity as a percentage of 2018 base salary for each of our named executive officers is as follows:

Name	2018 Target Bonus (% of annual base salary)
Daniel M. Bradbury	35%
Krishna R. Polu, M.D.	30%
Stephen Connelly, Ph.D.	35%

In December 2018, the Compensation Committee approved 2018 performance cash bonus payments to our named executive officers based on an assessment of corporate performance during 2018 and with respect to Mr. Bradbury and Dr. Polu, pro-rated for the period of time such named executive officer was employed in 2018.  Mr. Bradbury was awarded a $81,667 bonus, Dr. Polu was awarded a $43,125 bonus and Dr. Connelly was awarded a $105,000 bonus, in each case in recognition of a 100% performance achievement level.

Also, in February 2019, the Compensation Committee approved increasing the target bonus opportunities for 2019 for each of Mr. Bradbury, Dr. Polu and Dr. Connelly to be 40%, 37.5% and 37.5% of their base salaries, respectively.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our named executive officers. The Board and Compensation Committee are responsible for approving equity grants.  To date, stock option awards are the only form of equity awards we have granted to our named executive officers.

We have historically used stock options as an incentive for long-term compensation to our named executive officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. We may grant equity awards at such times as our Board and/or Compensation Committee determines appropriate. Other than our founders, our executive officers generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with us. Additional grants may occur periodically in order to retain and specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering in October 2018, we granted all stock options pursuant to our 2017 Equity Incentive Plan (“2017 Plan”). Following our initial public offering, we have granted and will grant equity incentive awards under the terms of our 2018 Equity Incentive Plan (“2018 Plan”). The terms of the 2017 Plan and the 2018 Plan are described below under “—Equity Benefit Plans.”

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period subject to continued service and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards at Fiscal Year-End.”

In August 2018, the Board granted an option to purchase 208,216 shares of our common stock to Dr. Polu. The option provides that Dr. Polu may purchase up to 208,216 shares of our common stock at an exercise price of $3.30 per share, which vests as to 25% of the shares on September 1, 2019 with the balance of shares vesting in approximately equal monthly installments over the remaining 36 months, subject to Dr. Polu’s continued service with us, subject to full acceleration of all of the shares in the event Dr. Polu is terminated by us without cause or resigns for good reason within 12 months after a change in control.

In February 2019, the Compensation Committee granted options to purchase 90,000 shares of our common stock to each of Mr. Bradbury and Drs. Connelly and Polu at an exercise price of $7.16 per share.  Each of the options vests as to 25% of the shares on February 13, 2020 with the balance of shares vesting in approximately equal monthly installments over the remaining 36 months, subject to the respective named executive officer’s continued service with us and subject to full acceleration of all of the shares in the event the respective named executive officer is terminated by us without cause or resigns for good reason within 12 months after a change in control.

Agreements with our Named Executive Officers

We have entered into offer letter agreements with each of our named executive officers which are described below. For a discussion of the severance pay and other benefits available in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below. In addition, each of our named executive officers is eligible to participate in the employee benefit plans generally available to our employees.

Daniel M. Bradbury. In June 2018, we entered into an offer letter with Mr. Bradbury, which governs the terms of his employment with us. Under the terms of the offer letter, Mr. Bradbury is entitled to an annual base salary of $400,000 and is eligible to receive an annual performance-based bonus opportunity at a target amount of 35% of his base salary, based on the attainment of individual and corporate objectives to be determined and approved by us. In February 2019, the Compensation Committee approved increasing Mr. Bradbury’s annual base salary to $430,000 and his target bonus opportunity to 40% of his base salary.  The payment and amount of the annual bonus will be in our sole discretion.

Krishna R. Polu, M.D. In August 2018, we entered into an offer letter with Dr. Polu, our Chief Medical Officer, which governs the terms of his employment with us. Under the terms of the offer letter, Dr. Polu is entitled to an annual base salary of $375,000 and is eligible for an annual performance-based bonus opportunity at a target amount of 30% of his base salary, based on the attainment of individual and corporate objectives to be determined and approved by us. The offer letter also provided for an initial stock option which was granted in August 2018. In February 2019, the Compensation Committee approved increasing Dr. Polu’s annual base salary to $400,000 and his target bonus opportunity to 37.5% of his base salary.  The payment and amount of the annual bonus will be in our sole discretion. The offer letter also contemplates that Dr. Polu will, at our discretion, be reimbursed for up to $50,000 per year, subject to adjustment based on our business needs, to commute to our offices in La Jolla.

Stephen Connelly, Ph.D. In January 2018, we entered into an offer letter with Dr. Connelly, our Chief Scientific Officer, which governs the terms of his employment with us, and which was amended and restated in June 2018. Under the terms of his offer letter, Dr. Connelly is entitled to an annual base salary of $300,000 and is eligible for an annual performance-based bonus opportunity at a target amount of 35% of his base salary, based on the attainment of individual and corporate objectives to be determined and approved by us.  In February 2019, the Compensation Committee approved increasing Dr. Connelly’s annual base salary to $375,000 and his target bonus opportunity to 37.5% of his base salary.  The payment and amount of the annual bonus will be in our sole discretion.

Potential Payments and Benefits upon Termination or Change in Control

Each of our named executive officer’s employment is at will and may be terminated by us at any time. Regardless of the manner in which the named executive officer’s service terminates, such named executive officer is entitled to receive any and all accrued but unpaid amounts earned during his or her term of service, including unpaid salary, as applicable. In addition, the offer letter agreements with each of Mr. Bradbury, Dr. Polu and Dr. Connelly each provide that, if we terminate such named executive officer’s employment without cause, the named executive officer is entitled to receive (i) continuation of the applicable named executive officer’s then-current base salary for six months and (ii) payment of the premiums for group health insurance COBRA continuance coverage for six months or, if earlier, until the date on which the named executive officer becomes eligible to receive comparable benefits from another employer.

Additionally, if we terminate the named executive officer’s employment without cause within one month prior to, or 12 months following, certain change of control and asset sale transactions, the named executive officer is entitled to receive (i) continuation of the applicable named executive officer’s then-current base salary for 12 months, (ii) an amount equal to the applicable named executive officer’s target annual bonus and (iii) payment of the premiums for group health insurance COBRA continuance coverage for 12 months or, if earlier, until the date on which the named executive officer becomes eligible to receive comparable benefits from another employer. In each case, the severance benefits are conditioned upon the execution and non-revocation of a general release of claims by the applicable named executive officer in a form provided by us. Our named executive officers are also entitled to vesting acceleration upon their respective terminations in connection with a change in control pursuant to the terms of their stock options granted in February 2019 and, with respect to Dr. Polu, his stock option granted in August 2018, as described above under “—Equity Based Incentive Awards”.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers that remain outstanding as of December 31, 2018:

Option Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Daniel M. Bradbury (3)	—	—	—	—	$—	—
Krishna R. Polu, M.D.	8/16/2018	208,216	—	—	$3.30	8/15/2028
Stephen Connelly, Ph.D. (3)	—	—	—	—	$—	—

(1)	All of the outstanding stock option awards were granted under and subject to the terms of the 2017 Plan, the terms of which are described below under “— Equity Benefit Plans.”
(2)

All of the stock option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board. Unless otherwise noted, all options granted provide for the following “standard” vesting schedule: 25% of the shares subject to the option vest on the 12-month anniversary of the grant date and 1/36th of the remaining shares subject to the option vest in equal monthly installments over the next three years subject to the named executive officer’s continued service to us. The options are subject to potential vesting acceleration as described above under “— Agreements with our Named Executive Officers” and “— Potential Payments and Benefits Upon Termination or Change in Control.”

(3)	As of December 31, 2018, Mr. Bradbury and Dr. Connelly did not hold any unexercised options, unvested stock or any other outstanding equity incentive plan awards.

Option Repricings

We did not engage in any repricings or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the fiscal year ended December 31, 2018.

Perquisites Health, Welfare and Retirement Benefits

Our named executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. We do, however, pay the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan (“401(k) plan”) for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $18,500 for calendar year 2018. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2018 was up to an additional $6,000 above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our Board may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future, if it determines that doing so is in our best interests.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2018.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans, excluding securities reflected in column (a) (c) (1)
Equity compensation plans approved by security holders:	420,483	$3.75	1,706,394
Equity compensation plans not approved by security holders:	—	$—	—
Total	420,483		1,706,394

(1)	Includes the 2018 Plan, the 2017 Plan and our 2017 Employee Stock Purchase Plan (the “ESPP”). 343,275 shares under column (c) were subject to purchase under our ESPP.

Equity Benefit Plans

2018 Equity Incentive Plan

Our Board adopted our 2018 Plan in October 2018 and our stockholders approved our 2018 Plan in October 2018.  The 2018 Plan became effective on October 11, 2018 in connection with our initial public offering. The 2018 Plan is a successor to and continuation of our 2017 Plan. No further grants will be made under the 2017 Plan.

Our 2018 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates.

Our Compensation Committee administers our 2018 Plan and is referred to as the “plan administrator” herein. Our Board or Compensation Committee may also delegate certain limited authority to one or more of our officers.

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Our 2018 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined in the 2018 Plan), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;
•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;
•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;
•	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or
•

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2018 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

2017 Equity Incentive Plan

Our Board and our stockholders approved our 2017 Plan in December 2017. No further awards may be granted under the 2017 Plan, and all outstanding awards granted under the 2017 Plan that are repurchased, forfeited, expire or are canceled will become available for grant under the 2018 Plan in accordance with its terms.

Our 2017 Plan provided for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock, restricted stock units and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates.

Our Compensation Committee administers our 2017 Plan and is referred to as the “plan administrator” herein.

If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of up to three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy.

If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of up to 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of up to 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Our 2017 Plan provides that in the event of a “corporate transaction” (as defined in the 2017 Plan) unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;
•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;
•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;
•

cancel or arrange for the cancellation of the stock award, to the extent not exercised before the effective time of the transaction, in exchange for a payment in such form as may be determined by our Board, equal to the excess, if any, of (A) the per share amount (or value of property per share) payable to holders of common stock in connection with the transaction, over (B) the per share exercise price under the stock award (if any), multiplied by the number of vested shares subject to the stock award;

•

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise;

•

suspend the exercise of the stock award, prior to the effective time of the transaction, for such period as our Board determines is necessary to facilitate the negotiation and consummation of the transaction; and

•

if a stock award is eligible for “early exercise,” cancel or arrange for the cancellation of any such “early exercise” rights upon the transaction, such that following the transaction, such stock award may only be exercised to the extent vested.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur.

2018 Employee Stock Purchase Plan

Our Board adopted, and our stockholders approved, our ESPP in October 2018 and the ESPP became effective on October 11, 2018 in connection with our initial public offering. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees.

Our Compensation Committee administers the ESPP. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP, subject to certain limitations set forth in the ESPP of offering document thereunder. Unless otherwise determined by our Compensation Committee or Board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

In the event of certain significant corporate transactions (as defined in the ESPP), any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately.

Non-Employee Director Compensation

Prior to our initial public offering, we did not pay cash compensation to any of our non-employee directors for service on our Board. However, we did pay equity compensation to our non-employee directors for service on our Board. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

On June 6, 2018, we granted Dr. Manian an option to purchase 23,799 shares of common stock at an exercise price of $0.05 per share. Such option vests in 48 successive equal monthly installments beginning on June 6, 2018, subject to Dr. Manian’s continued service with us. In July 2018, Dr. Manian early exercised his option in full and we issued him 23,799 shares of common stock, which are restricted shares subject to the vesting schedule described in the preceding sentence.

On September 13, 2018, we granted each of Ms. Demski and Mr. McDermott an option to purchase 23,799 shares of common stock at an exercise price of $3.87 per share. Each such option vests in 48 successive equal monthly installments beginning on September 13, 2018, subject to Ms. Demski’s and Mr. McDermott’s respective continued service with us. In September 2018, each of Ms. Demski and Mr. McDermott early exercised their option in full and we issued 23,799 shares of common stock to each of Ms. Demski and Mr. McDermott, which are restricted shares subject to the vesting schedule described in the preceding sentence.

On September 14, 2018, we granted Dr. Pruzanski an option to purchase 23,799 shares of common stock at an exercise price of $3.87 per share. Such option vests in 48 successive equal monthly installments beginning on September 14, 2018, subject to Dr. Pruzanski’s continued service with us.  In October 2018, Dr. Pruzanski early exercised his option in full and we issued him 23,799 shares of common stock, which are restricted shares subject to the vesting schedule described in the preceding sentence.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2018 to each of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Martha J. Demski	13,370	241,925	255,295
Bala S. Manian, Ph.D.	12,813	706	13,519
Charles McDermott	12,367	241,925	254,292
Mark Pruzanski, M.D.	9,804	241,969	251,773

(1)

Mr. Bradbury, Mr. Steel and Dr. Connelly did not earn compensation during 2018 for their services on the Board. Mr. Bradbury’s and Dr. Connelly’s compensation is fully reflected in the “— Summary Compensation Table” above.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted in 2018 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon the vesting of the stock option awards, the exercise of the stock option awards or the sale of the common stock underlying such stock option awards.

(3)

As of December 31, 2018, none of our non-employee directors held any outstanding options to purchase shares of our common stock, however the number of unvested restricted shares that each of our non-employee directors held pursuant to early exercise of stock options were as follows: Ms. Demski: 22,312 shares; Dr. Manian: 20,825 shares; Mr. McDermott: 22,312 shares and Dr. Pruzanski: 22,312 shares.  Each of the restricted shares vest over the vesting schedule described above for the 2018 stock option grants to each non-employee director.

Our Board adopted a director compensation policy in October 2018 that became effective in connection with our initial public offering and is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board:

•	an annual cash retainer of $40,000;
•	an additional cash retainer of $20,000 to the chairman of the Board;
•

an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•

an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the additional cash retainer for committee membership);

•

an initial option grant for each non-employee director who first joins our Board, in an amount to be determined by the Board or Compensation Committee, on the date of commencement of service on the Board, vesting over a three year period following the grant date; and

•

an annual option grant for each non-employee director serving on the Board on the date of our annual stockholder meeting, in an amount to be determined by the Board or Compensation Committee, vesting over the one year period following the grant date.

Each of the option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change in control (as defined in the 2018 Plan). The term of each option will be 10 years, subject to earlier termination as provided in the 2018 Plan, except that the post-termination exercise period will be for 12 months from the date of termination, if such termination is other than for death, disability or cause. The options will be granted under our 2018 Plan, the terms of which are described in more detail above under “—Equity Benefit Plans—2018 Plan.”

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

The following includes a summary of transactions with related persons since March 16, 2017, our inception, to which we have been a party and in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years:

Employment Arrangements

We currently have written offer letters with our executive officers.  For information about our offer letters with our named executive officers, refer to “Executive and Director Compensation— Agreements with our Named Executive Officers.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors.  For information about our stock option awards to our named executive officers and our directors, refer to “Executive and Director Compensation—Equity-Based Incentive Awards”, “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year-End” and “Executive and Director Compensation—Non-Employee Director Compensation.”

Convertible Promissory Note Financing

From May 2017 to June 2018, we issued and sold to investors convertible promissory notes in the aggregate principal amount of approximately $9.4 million. The convertible promissory notes carried an interest rate of 6% per annum. The participants in this convertible promissory note financing included the following executive officers and members of our Board, or entities affiliated with them.

PARTICIPANTS	AGGREGATE PRINCIPAL AMOUNT OF NOTES
Executive Officers and Directors
Daniel M. Bradbury	$512,165.00	(1)
Bruce D. Steel	$512,164.00	(2)
(1)

Consists of convertible promissory notes held by (i) BioBrit, in the principal amount of $409,732.00 (which convertible promissory note was originally issued in May 2017 in principal amount of $400,000.00 and was amended and restated in October 2017 in principal amount of $409,732.00, which amount includes accrued interest from May 2017 to October 2017) (the “BioBrit Note”), and (ii) the Bradbury Trust, in the principal amount of $102,433.00 (which convertible promissory note was originally issued in May 2017 in principal amount of $100,000.00 and was amended and restated in October 2017 in principal amount of $102,433.00, which amount includes accrued interest from May 2017 to October 2017) (the “Bradbury Trust Note”). Mr. Bradbury, is the managing member of BioBrit.

(2)

Such convertible promissory note (the “Steel Note”) was originally issued in May 2017 in principal amount of $500,000.00 and was amended and restated in October 2017 in principal amount of $512,164.00, which amount includes accrued interest from May 2017 to October 2017.

The BioBrit Note, the Bradbury Trust Note and the Steel Note automatically converted in connection with the closing of our initial public offering into an aggregate of 38,796 shares, 9,699 shares and 48,495 shares of our common stock, respectively.

Biocon Agreements

In May 2017, we entered into a collaboration and license agreement (the “Biocon License”) and a clinical supply agreement with Biocon SA (subsequently assigned to Biocon Limited), one of our 5% stockholders. In connection with the Biocon License, we entered into a Common Stock Purchase Agreement with Biocon SA, pursuant to which we issued 242,236 shares of our common stock as consideration under the Biocon License.

In connection with the closing of our initial public offering, we issued to Biocon SA an additional 228,060 shares of common stock pursuant to certain anti-dilution rights that were satisfied in full upon such issuance.

Investor Agreements

In May 2017, we entered into an investor rights agreement and voting agreement with Biocon and certain other of our stockholders containing, among other things, voting rights, information rights, pre-emptive rights, co-sale rights, anti-dilution rights and potential future registration rights. Such rights terminated upon the closing of our initial public offering.

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Equillium stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Equillium. Direct your written request to Equillium, Inc., Attn: Secretary, 2223 Avenida de la Playa, Suite 105, La Jolla, California, 92037,  or call us at (858) 412-5302. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Daniel M. Bradbury
Chief Executive Officer

April 25, 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Secretary, Equillium, Inc., 2223 Avenida de la Playa, Suite 105, La Jolla, California, 92037.

ANNUAL MEETING OF EQUILLIUM, INC.  Date: June 11, 2019 Time: 10:00 A.M. (Local Time) Place: Offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121  Please make your marks like this:           Use dark black pencil or pen only  The Board of Directors of the Company recommends a vote FOR the two nominees for director and FOR Proposal 2.  1: Election of two Class I directors for a three-year term to expire at the 2022  Directors     annual meeting of stockholders   Recommend  For Withhold     01 Stephen Connelly, Ph.D.   For  For  02 Bala S. Manian, Ph.D.  For Against Abstain   2: To ratify the selection by the Audit Committee  For  of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.   Annual Meeting of Equillium, Inc.  to be held on Tuesday, June 11, 2019   for Holders as of April 18, 2019   This proxy is being solicited on behalf of the Board of Directors   INTERNET VOTE BY: TELEPHONE   Call Go To  855-680-7102   www.proxypush.com/EQ    Use any touch-tone telephone.     Cast your vote online. OR    Have your Proxy Card/Voting Instruction Form ready.     View Meeting Documents.     Follow the simple recorded instructions.     MAIL   OR   Mark, sign and date your Proxy Card/Voting Instruction Form.     Detach your Proxy Card/Voting Instruction Form.      Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.     The undersigned hereby appoints Daniel M. Bradbury and Jason A. Keyes, and each or either of them, as proxies and true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Equillium, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their best judgment on such other matters as may properly come before the meeting and revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.  All votes must be received by 11:59 P.M., Eastern Time, June 10, 2019.  PROXY TABULATOR FOR  EQUILLIUM, INC. P.O. BOX 8016 CARY, NC 27512-9903     Authorized Signatures - This section must be completed for your Instructions to be executed.  Please Sign Here Please Date Above Please Sign Here Please Date Above  Please separate carefully at the perforation and return just this portion in the envelope provided.  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign.Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.   Proxy — Equillium, Inc. Annual Meeting of Stockholders Tuesday, June 11, 2019, 10:00 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors  The undersigned appoints Daniel M. Bradbury and Jason A. Keyes (the “Named Proxies”) and each of them as proxies and true and lawful attorneys of the undersigned, with full power of substitution, to vote the shares of common stock of Equillium, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote, and, in their best judgment, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121 on Tuesday, June 11, 2019 at 10:00 a.m. (Local Time) and all adjournments thereof.  The purpose of the Annual Meeting is to take action on the following:  1. Election of two Class I directors for a three-year term to expire at the 2022 annual meeting of stockholders.  Nominees: Stephen Connelly, Ph.D.            Bala S. Manian, Ph.D.  2.  To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.   3.  To conduct any other business properly brought before the meeting.    The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” Proposal 2. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made but the proxy card is signed, this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2. In their best judgment, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation.The Named Proxies cannot vote your shares unless you sign and return this card.  To attend the meeting and vote your shares in person, please mark this box.